Exhibit 4.2
TopSpin Medical, Inc.
BOND
Issuance of a series of NIS50,000,000 par value bonds (Series A), registered bond, converted to regular company shares with 0.001 US Dollar par value each one, are payable in one (1) payment on the 30th of November 2009. The bonds (Series A) will accrue annual interest at a rate of 6%. The interest will be paid once a year on the 30th of November of each year from 2007 through until 2009 (inclusive), subject to the provisions of Section 3 set forth in The conditions written overleaf. The bonds (Series A) are linked (principal and interest) to the Consumer Prices Index published due to October 2006.
So long as the bonds (Series A) have not been registered to be traded on the Tel-Aviv Securities Stock Exchange Ltd. the bonds (Series A) cannot be converted into shares in the company.
The bonds will be registered in the name of: Bank Hapoalim Ltd. Registration Company.
Number: 1-50,000,000
Par Value: 50,000,000
1.	This certificate attests to the fact that Topspin Medical Inc. (hereinafter: “The Company”) will pay the Registration Company of Bank Hapoalim Ltd. or whoever is the registered owner of the bonds (hereinafter: “The Bond (Series A) Holder”) at the end of trading on the 30th of November 2009 the full principal of the par value of the bonds (Series A) that are in the cycle, all subject to the provisions set forth in the Terms over the page.

2.	Payment of the bond principal and the last payment of the interest and linkage differentials will be executed hand-in-hand with delivery of the bonds to the company’s registered office, as noted in the The conditions written overleaf or any other place which the company gives notice thereof, no later than five (5) business days prior to the due date.

3.	The bonds (Series A) are issued in accordance with the Trust Deed (hereinafter: “Trust Deed”) dated November 21, 2006 that was signed between the company and Hermetic Trust (1975) Ltd. (hereinafter; “The Trustee”).

4.	All the bonds (Series A) will have the same equal standing with respect to security among themselves (pari passu) in connection with the company’s undertakings concerning the bonds (Series A) and without any senior or preferential rights of one over the other.

5.	This bond (Series A) is being issued subject to the Terms set forth in The conditions written overleaf and the terms set forth in the Trust Deed.

SIGNED BY THE COMPANY NAME IMPRINTED ON THIS 21ST DAY OF NOVEMBER 2006

IN THE PRESENCE OF:	DIRECTOR: /s/ Erez Golan	SECRETARY: /s/ Eyal Kolka
TRANSFER OF THIS SECURITY DIRECTLY OR INDIRECTLY, WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) (RULE 901 THROUGH RULE 905, AND PRELIMINARY NOTES), PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.